Exhibit 99.1

InsWeb Reports First Quarter Financial Results

SACRAMENTO, Calif., April 22, 2003 – InsWeb Corp. (Nasdaq: INSW) today announced results for the first quarter ended March 31, 2003.  Revenues for the first quarter totaled $7.5 million, compared to $6.8 million in the first quarter of 2002.  InsWeb’s loss from operations narrowed to $1.4 million, compared to $2.8 million in the first quarter of 2002. InsWeb’s net loss for the quarter, which included a one-time gain of $0.8 million, amounted to $0.6 million, or $0.10 per share, compared to net income of $6.5 million, or $0.92 per share, in the first quarter of 2002, which was benefited by a one-time gain of $9.3 million, resulting from the renegotiation of an online marketing distribution agreement.

“Our first quarter operating results exceeded our expectations, as online shopping and consumer demand drove top-line revenue growth, resulting in a reduction in our loss from operations, to the lowest level in over four years,” said Mark Guthrie, president and chief executive officer of InsWeb.  “In addition, we had a number of positive corporate developments, including the signing or renewal of agreements with key marketing partners Microsoft MoneyCentral and LowerMyBills.  On the carrier side, InsWeb signed agreements with two new national companies, Response Insurance and Esurance, and advanced negotiations with several others. We also achieved a favorable settlement in the litigation with eHealthInsurance.com, and repurchased more than two million shares of InsWeb common stock.”

Hussein Enan, chairman of the board, added, “Our history of sustainable volume of consumers continues to prove beneficial for our participating carriers, for whom InsWeb generated over $150 million in auto premiums in 2002.  Our cost-efficient marketing programs and the strength of the InsWeb brand continue to drive record numbers of consumers to InsWeb to search for competitive policies from a range of top-rated insurance carriers.”

Revenue Highlights for the Quarter Ended:

	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002
Transaction revenues:
Auto insurance	$6,214,000	$5,274,000	$4,670,000	$4,750,000	$5,220,000
Term life insurance	909,000	733,000	938,000	1,054,000	1,089,000
Other insurance offerings	105,000	88,000	126,000	81,000	84,000
	7,228,000	6,095,000	5,734,000	5,885,000	6,393,000
Development and maintenance fees	253,000	291,000	282,000	434,000	441,000
Total revenues	$7,481,000	$6,386,000	$6,016,000	$6,319,000	$6,834,000

Marketing Metrics for the Quarter Ended:

	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002
Consumer Quotes Presented	4,651,000	3,676,000	3,723,000	3,537,000	3,685,000
Completed Shopping Sessions	1,076,000	860,000	804,000	847,000	893,000
Direct marketing costs	$2,933,000	$2,835,000	$2,475,000	$2,803,000	$2,871,000

Financial Highlights:

•                                          Contribution per shopping session (transaction revenue earned per shopping session less cost of direct marketing) was $3.99 for the quarter ended Mar. 31, 2003, compared to $3.79 for the quarter ended Dec. 31, 2002;

•                                          Cash consumed by operations during the first quarter was approximately $1.0 million, while total cash consumed amounted to $4.0 million, which included $3.9 million used for the repurchase of InsWeb common stock and the receipt of $0.8 million from the settlement with eHealthInsurance;

•                                          Cash and short-term investments at Mar. 31, 2003 amounted to $24.9 million, or $5.30 per common share outstanding, compared to $28.9 million, or $4.17 per share, at Dec. 31, 2002;

•                                          Accounts receivable at quarter end were $2.1 million, and represented 26 days sales outstanding;

•                                          Total staff at Mar. 31, 2003 was 170, compared to 166 at Dec. 31, 2002.

Other Developments during the Quarter:

•                                          InsWeb signed Microsoft MoneyCentral as a marketing partner and renewed its marketing agreement with LowerMyBills;

•                                          InsWeb settled its litigation with eHealthInsurance.com, whereby eHealthInsurance paid InsWeb $800,000 for the services performed by InsWeb prior to the termination of their marketing agreement;

•                                          InsWeb purchased 2,241,440 shares of its common stock for approximately $3.9 million, or $1.70 per share, consisting of 1,169,898 shares held by Intuit Insurance Services, Inc. and 1,071,542 shares held by SOFTBANK America, Inc.;

•                                          InsWeb signed agreements with two new carrier partners, Response Insurance Company and Esurance, Inc.;

•                                          In April, InsWeb was notified by Progressive Casualty Insurance Company of their intent to terminate their participation on the InsWeb insurance marketplace effective September 30, 2003.  This action reflects Progressive’s evolving brand strategy. For the year ending December 31, 2002, Progressive represented approximately 7% of InsWeb’s total revenues. At the present time, the Company is unsure of the effect of this termination on its fourth quarter operating results, as some, but probably not all, of the business that would have been written by Progressive will be written by other carriers, new or existing.

Auto Marketplace Characteristics for the Quarter Ended:

	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002
Average Quotes Viewed	2.6	2.5	2.7	2.5	2.4
Average Instant Quotes Viewed	2.2	2.1	2.3	2.1	2.0
Participating Auto Insurers	24	24	25	27	26
Insurer / State Combinations	307	307	304	303	315
Agency – New policies sold	2,587	2,481	3,310	2,719	3,132

Term Life Marketplace Characteristics for the Quarter Ended:

	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002	Mar 31, 2002
Average Instant Quotes Viewed	5.4	5.8	6.4	5.8	5.2
Participating Term Life Insurers	12	11	12	12	12
Insurer / State Combinations	542	517	572	575	561

Definitions:

“Consumer Quotes Presented”	Represents the total number of instant and/or email quotes, both auto and term life, viewed by all consumers who have completed a quote form and who have requested to see quotes;

“Completed Shopping Session”	Occurs when a consumer has completed one of InsWeb’s quote forms;

“Direct Marketing Costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Average Quotes Viewed”	The average number of instant and/or e-mail quotes viewed by consumers who have completed a quote form and requested quotes;

“Average Instant Quotes Viewed”	The average number of quotes appearing immediately on InsWeb’s Quote Page for consumers who have completed a quote form and requested quotes;

“Insurer / State combinations”	Represents the total number of insurers providing quotes in each state, summed across all states.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; consumer activity and the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness and capability of insurance companies to offer their products or instant quotes over the Internet; further changes in the Company’s relationships with existing insurance companies and/or strategic partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives in the U.S. and abroad; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[Amounts in thousands, except net loss per share]

[unaudited]

	Three months ended March 31,
	2003	2002
Revenues:
Transaction fees	$7,228	$6,393
Development and maintenance fees	253	441
Total revenues	7,481	6,834

Operating expenses:
Technology	2,448	3,020
Sales and marketing	4,683	4,842
General and administrative	1,780	1,781
Total operating expenses	8,911	9,643
Loss from operations	(1,430)	(2,809)
Interest expense	(40)	(268)
Interest income	88	177
Other income	793	9,360
Net (loss) income	$(589)	$6,460

Net (loss) income per share — basic and diluted	$(0.10)	$0.92

Weighted average shares used in computing net (loss) income per share — basic and diluted (1)	6,095	7,036

(1) Shares used in the computation of net income loss of common stock are based on the weighted average number of shares outstanding in each period. Shares used in the computation of diluted earnings per share are not significantly different than the number of shares used in the computation of basic earnings per share.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	March 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$14,953	$12,382
Short-term investments	9,922	16,541
Total cash and short-term investments	24,875	28,923
Accounts receivable, net	2,124	2,236
Prepaid expenses and other current assets	908	1,232
Total current assets	27,907	32,391

Property and equipment, net	1,975	2,197
Prepaid marketing costs	741	808
Deposits and other assets	2,282	2,296
Total assets	$32,905	$37,692

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,310	$888
Accrued expenses	5,728	5,605
Deferred revenue	613	575
Marketing commitment, current portion	1,328	2,306
Payable to stockholder, current portion	1,294	1,230
Total current liabilities	10,273	10,604

Commitments and contingencies

Shareholders’ equity:

Common stock	7	7
Paid-in capital, less treasury stock	198,067	201,938
Other equity	(91)	(95)
Accumulated deficit	(175,351)	(174,762)
Total shareholders’ equity	22,632	27,088
Total liabilities and shareholders’ equity	$32,905	$37,692